Exhibit 99.1

RumbleOn Reports Financial Results for the Third Quarter 2021

Increases Guidance for Full Year 2021

Technology Drives Used Powersports Retail Sales up by 53% year-over-year

Powersports Gross Profit per Unit Retailed eclipsed $5,500

Management to host a conference call today, November 15, 2021, at 8:30 am ET

DALLAS - November 15, 2021- RumbleOn, Inc (NASDAQ: RMBL), the nation’s first technology-based Omnichannel marketplace in powersports, today announced financial results for the three months ended September 30, 2021. Management is hosting an investor call to discuss results today, November 15, 2021, at 8:30 am ET. Supplemental financial information is available on RumbleOn’s investor relations website.

Management Commentary:

Marshall Chesrown, Chief Executive Officer commented, “We are the nation’s first technology-based Omnichannel marketplace in powersports, and we are on a mission to transform the powersports industry. On a proforma basis, we delivered $392 million in revenue, $89.4 million in total gross profit, and $23.6 million in Adjusted EBITDA in Q3, based on net income of $(22.5) million. Based on our Q3 results and continued momentum we are increasing our guidance ranges for the full year 2021.”

“A key component of our Omnichannel strategy is growth in used unit sales and we’re already delivering results. Year-over-year, used retail unit sales were up 53% in Q3 and in September alone, we drove a 65% increase in used retail unit sales. Our cash offer technology brings in high quality used inventory, which attracts more riders and drives more volume in used unit sales, and we are experiencing improved capture rates at our retail locations. By deepening our presence in existing markets and expanding into new markets through strategic acquisitions, we have set the flywheel in motion. This model further strengthens our Omnichannel offering and enables us to quickly and effectively gain market share.”

“We are pleased with our strong third quarter results and the progress we have made, but this is only the beginning. We are moving fast and we’re moving with discipline. We are executing on our strategic priorities and are committed to delivering sustainable, long-term value for our shareholders,” continued Chesrown.

Recent Business Highlights

●	Closed its business combination with RideNow on August 31, 2021, becoming the first Omnichannel in powersports.

●	Began building and deploying inventory management systems to accurately aggregate the data for future accuracy stocking and inventory decisioning.

●	Extended its cash offer technology for use in all physical locations, and increased capture rates year-over-year.

●	Unveiled proprietary technology in acquiring and processing of used units with reconditioning capabilities, photos via a state-of-the-art and fully automated photo/video capture system.

●	Opened a 60,000-square-foot fulfillment center in Orlando, Florida, leveraging its proprietary technology for detailed descriptions and inspections to standardize the online presentation of risk-free purchasing by consumers and dealers.

●	Entered into a definitive agreement to acquire powersports retail location in Jacksonville, Florida.

●	Entered into a definitive agreement to acquire Freedom Powersports; acquisition will add 13 locations, bringing RumbleOn to Georgia and Alabama and expanding its footprint in Texas.

Third Quarter 2021 Financial Highlights

RumbleOn completed its business combination with RideNow on August 31, 2021. RumbleOn is providing financial results on a GAAP, or “as reported,” basis and on a proforma basis, which assumes the business combination with RideNow closed January 1, 2020. The Company has also provided tables with the key operating metrics on both an “as reported” and proforma basis below. Supplemental financial information is available on the investor relations website.

Summary Financial Results, As Reported

On a GAAP basis, RumbleOn’s financial results for the three months ended September 30, 2021 include RideNow’s results for the month of September 2021. Unless otherwise noted, all comparisons are on a year-over-year basis for the three months ended September 30, 2021.

●	Total vehicle unit sales were 8,518, reflecting an 99.8% increase from 4,263 in Q3 2020. Total powersport unit sales were 5,490, up from 747 in Q3 2020.

●	Total revenue was $221.2 million, an increase of 88.1% year over year. Total powersports revenue was $105.5 million, up from $7.5 million.

●	Total gross profit was $37.4 million, up from $16.8 million. Total powersports gross profit accounted for $28.4 million, or more than 75% of gross profit, up from $1.9 million in Q3 2020.

●	Powersports Gross Profit per Unit Retailed[1] (“powersports GPU”) was $5,542.

●	Sales, General, and Administrative Expenses were $37.6 million, compared to $13.3 million in Q3 2020. Advertising and Marketing expense was $4.2 million, compared to $0.8 million in Q3 2020. General and Administrative expense was 16.4 million, compared to $4.3 million in Q3 2020.

●

Adjusted EBITDA of $3.6 million based on net income of ($22.5 million) compared to $4.7 million on net income of $1.5 million in Q3 2020. Net income in Q3 2021 includes $25.5 million in transaction related costs and compensation expenses, including the vesting of all RSU awards outstanding at the closing of the RideNow Transaction.

●	Weighted average basic and fully diluted shares outstanding were 6,939,708 in Q3. As of September 30, 2021, RumbleOn had 14,931,522 total shares outstanding.

●	As of September 30, 2021, RumbleOn had $71.3 million in cash plus cash equivalents, and anticipated access to more than $120 million under term loan facility in Q1 2022.

A description of our results of operations for Q3 2021 compared to Q3 2020 will be included in the Quarterly Report on Form 10-Q to be filed later today.

Adjusted EBITDA is a non-GAAP financial measure. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

[1]	Powersports Gross Profit per Unit Retailed (“powersports GPU”) is total gross profit from powersport vehicles retailed, inclusive of finance and insurance, net divided by total powersports units sold

Summary Financial Results, Proforma

Results provided on a proforma basis includes RideNow’s financial results, assuming the combination was completed as of January 1, 2020.

●	Total vehicle unit sales was 16,375, up 7.6% year-over-year. Powersports unit sales was 13,347, up 14.0% year-over-year.

●	Total revenue was $391.9 million, up 16.0% year-over-year. Total powersports revenue was $275.0 million, up 21.1% year-over-year.

●	Total gross profit was $89.4 million, up 10.2% year-over-year, and powersports gross profit was $80.4 million, up 24.3% year-over-year.

●	Powersports GPU[2] was $5,126, up 16.4% year-over-year.

●	Sales, General and Administrative Expenses was $69.7 million, or 18.1% of revenue, compared to $53.7 million or 16.0% in Q3 last year. Advertising and Marketing expense was $6.7 million. General and Administrative expense was $19.3 million.

●	Total positive Adjusted EBITDA of $23.6 million based on net income of $(22.5) million, as compared to $25.8 million based on net income of $9.7 million in Q3 2020.

Adjusted EBITDA is a non-GAAP financial measure. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

1	Powersports Gross Profit per Unit Retailed (“powersports GPU”) is total gross profit from powersport vehicles retailed, inclusive of finance and insurance, net divided by total powersports units sold footnote total GPU & powersports GPU calculation

Outlook

“We are confident in our ability to exceed the milestones and financial targets we set for the year and are increasing our prior full year 2021 revenue and adjusted EBITDA guidance ranges by approximately 5% at the midpoint. We are executing on our strategic objectives and are excited to share our preliminary expectations for 2022,” concluded Chesrown.

The Company is increasing its prior full year 2021 revenue and adjusted EBITDA guidance ranges. Assuming a combination as of January 1, 2021, RumbleOn now expects proforma combined company results as follows:

●	Revenue in the range of $1.55 billion to $1.60 billion, an increase of approximately five percent at the midpoint, compared to its prior guidance ranges.

●	Adjusted EBITDA in the range of $115.0 million to $120.0 million, an increase of approximately five percent at the midpoint, compared to its prior guidance ranges.

As a reminder, industrywide, the fourth quarter is the tightest quarter in regards to new inventory due to manufacturer shutdowns during the holidays. This dynamic is assumed in our guidance.

Looking ahead to 2022, RumbleOn expects to deliver year-over-year revenue and adjusted EBITDA growth in the range of 10-15% on an organic basis, driven primarily by an increase in used powersport unit sales supported by RumbleOn Finance. The company anticipates incremental upside to its growth projections from both its pending and potential future acquisitions.

Key Operating Metrics

Powersports Segment

	As Reported	Proforma
	Q3’ 2021	Q3’ 2021
Powersports Unit Sales
Total New Powersport Units	2,485	7,524
Retail (Used)	1,336	4,044
Wholesale (Used)	1,669	1,779
Total Used Powersport Units	3,005	5,823
Total Powersport Units Sold	5,490	13,347

Powersports Revenue ($000)
New Powersports Revenue	$42,943	$126,126
Retail (Used)	19,926	59,052
Wholesale (Used)	20,422	21,642
Total Used Powersports Revenue	40,348	80,694
Finance and insurance, net	6,180	19,911
Parts and service and other	16,075	48,297
Total Powersports Revenue	$105,546	$275,028

Powersports Gross Profit ($000)
Total New Gross Profit	$8,146	$25,863
Retail (Used)	3,139	9,818
Wholesale (Used)	3,712	3,711
Total Used Gross Profit	6,850	13,529
Finance and insurance, net	6,180	19,911
Parts and service and other	7,230	21,098
Total Powersports Gross Profit	$28,406	$80,401

Powersports Segment, by Sales Channel

	As Reported	Proforma
	Q3’ 2021	Q3’ 2021	Change YoY (%)
Units: Powersports Retailed
New (Retail)	2,485	7,524	-7%
Used (Retail)	1,336	4,044	53%
Powersport Units Retailed	3,821	11,568	8%
Revenue: Powersports Retailed ($000)
New (Retail)	$42,943	$126,126	1%
Used (Retail)	19,926	59,052	105%
Revenue: Powersports Retailed	$62,869	$185,178	20%
Gross Profit: Powersports Retailed ($000)
New (Retail)	$8,146	$25,863	15%
Used (Retail)	$3,139	$9,818	46%
Gross Profit: Powersports Retailed	$11,285	$35,680	22%

Conference Call Details

RumbleOn’s management will host a conference call to discuss its financial results today, November 15, 2021 at 8:30 a.m. Eastern Time. A live and archived webcast can be accessed from RumbleOn’s Investor Relations website at https://investors.rumbleon.com. To access the conference call telephonically, callers may dial 1-877-407-9716 or 1-201-493-6779 for callers outside of the United States and entering conference ID 13724405.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is the nation’s first Omnichannel marketplace platform in powersports leveraging proprietary technology to transform the powersports supply chain from acquisition of supply through distribution of retail and wholesale. RumbleOn provides an unparalleled technology suite, national footprint of physical locations and full line manufacturer representation to transform the entire customer journey and experience. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people, in more places than ever before. To learn more please visit us online at https://www.rumbleon.com/.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release. Non-GAAP financial measures for the three months ended September 30, 2021 and September 30, 2020 used in this release include: adjusted EBITDA.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) adjusted to add back interest expense (including debt extinguishment), depreciation and amortization, changes in derivative liability and certain recoveries, charges and expenses, such as an insurance recovery, non-cash stock-based compensation costs, acquisition related costs, litigation expenses, and other non-recurring costs, as these recoveries, charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

With respect to our combined 2021 financial target for adjusted EBITDA, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude this non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$68,268	$1,467
Restricted cash	3,049	2,049
Accounts receivable, net	42,117	9,408
Inventory	171,455	21,360
Prepaid expense and other current assets	4,745	3,446
Total current assets	289,634	37,730
Property and equipment, net	58,929	6,521
Right-of-use assets	92,944	5,690
Goodwill	263,107	26,887
Intangible assets, net	303,560	46
Other assets	3,678	105
Total assets	$1,011,852	$76,979
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$73,384	$14,193
Floor plan notes payable	87,175	17,812
Current portion of convertible debt	279	563
Current portion of long-term debt	6,151	2,877
Total current liabilities	166,989	35,445
Long-term liabilities:
Senior secured debt	252,777	—
Convertible debt, net	28,648	27,166
Derivative liabilities	41	17
Notes payable	567	4,691
Long-term portion of operating lease liabilities	85,965	4,370
Long-term portion of financing lease liabilities	40,591	—
Deferred tax liabilities	19,579	—
Other long-term liabilities	7,765	720
Total long-term liabilities	435,933	36,964
Total liabilities	602,922	72,409
Commitments and contingencies (Notes 9, 10, 13, 18)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 and 0 shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class A common stock, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	0.05	0.05
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 14,881,522 and 2,191,633 shares issued and outstanding as of September 30, 2021 and December 31, 2020	15	2
Additional paid-in capital	548,000	108,949
Accumulated deficit	(134,766)	(104,381)
Class B common stock in treasury, at cost 123,089 and 0 shares as of September 30, 2021 and December 31, 2020	(4,319)	—
Total stockholders’ equity	408,930	4,570
Total liabilities and stockholders’ equity	$1,011,852	$76,979

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three-Months Ended September 30		Nine-Months Ended September 30
	2021	2020	2021	2020
Revenue:
Vehicles Sales
Powersports	$83,292	$7,303	$121,307	$38,642
Automotive	105,298	99,315	316,655	281,242
Finance and insurance, net	6,180	199	6,998	672
Parts, service and accessories	16,075	—	16,075	—
Transportation and vehicle logistics	10,369	10,440	32,788	25,192
Total revenue	221,214	117,257	493,823	345,748
Cost of revenue
Powersports	68,295	5,606	97,193	33,692
Automotive	98,773	86,473	293,751	257,046
Parts, service and accessories	8,845	—	8,845	—
Transportation and vehicle logistics	7,914	8,374	25,958	19,325
Cost of revenue before impairment loss	183,827	100,453	425,747	310,063
Impairment loss on automotive inventory	—	—	—	11,738
Total cost of revenue	183,827	100,453	425,747	321,801
Gross profit	37,387	16,804	68,076	23,947
Selling, general and administrative	37,564	13,279	69,077	42,510
Stock-based compensation and other issuances	23,943	—	23,943	—
Insurance recovery	(3,135)	—	(3,135)	(5,615)
Depreciation and amortization	1,717	536	2,948	1,567
Operating income (loss)	(22,702)	2,989	(24,757)	(14,515)
Interest expense	(4,577)	(1,488)	(8,107)	(5,187)
Forgiveness of PPP loan	572	—	572	—
Change in derivative liability	(6,518)	(14)	(8,774)	7
Gain on early extinguishment of debt	—	—	—	188
Income (Loss) before benefit for income taxes	(33,225)	1,487	(41,066)	(19,507)
Benefit for income taxes	10,681	—	10,681	—
Net income (loss)	$(22,544)	$1,487	$(30,385)	$(19,507)
Weighted average number of common shares outstanding - basic and fully diluted	6,939,708	2,234,838	4,178,932	2,165,167
Net income (loss) per share - basic and fully diluted	$(3.25)	$0.67	$(7.27)	$(9.01)

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30,385)	$(19,507)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	2,948	1,568
Amortization of debt discounts	2,284	1,499
Forgiveness of PPP loan	(572)	—
Share based compensation	27,165	2,425
Impairment loss on inventory	—	11,738
Impairment loss on property and equipment	—	178
Loss (gain) from change in value of derivatives	8,774	(7)
Gain on early extinguishment of debt	—	(188)
Deferred taxes	(10,969)	—
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses and other current assets	486	(1,296)
(Increase) decrease in inventory	(33,343)	34,219
(Increase) in accounts receivable	(6,476)	(2,860)
(Increase) decrease in other assets	(3,452)	63
Increase (decrease) in accounts payable and accrued liabilities	16,306	(1,634)
Increase in other liabilities	1,406	—
(Decrease) in floor plan trade note borrowings	(3,951)	—
Net cash (used in) provided by operating activities	(29,779)	26,198
CASH FLOWS FROM INVESTING ACTIVITIES
Cash used for acquisition, net of cash received	(365,946)	—
Purchase of property and equipment	(7,613)	(175)
Technology development	(1,266)	(1,598)
Net cash used in investing activities	(374,825)	(1,773)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior secured debt	261,451	8,272
(Repayments of) proceeds from notes payable	(7,974)	789
Increase (decrease) in borrowings from non-trade floor plans	27,688	(47,211)
Net proceeds from PPP loan	—	5,177
Net proceeds from sale of common stock	191,240	10,780
Net cash provided by (used in) financing activities	472,405	(22,193)
NET INCREASE IN CASH	67,801	2,232
CASH AND RESTRICTED CASH AT BEGINNING OF PERIOD	3,516	6,726
CASH AND RESTRICTED CASH AT END OF PERIOD	$71,317	$8,958

RumbleOn, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three-months Ended September 30		Nine-months Ended September 30		Pro Forma Three-months Ended September 30
	2021	2020	2021	2020	2021
Net income (loss)	$(22,544)	$1,487	$(30,385)	$(19,507)	$(3,208)
Add back:
Interest expense (including debt extinguishment)	4,577	1,488	8,107	4,999	5,010
Depreciation and amortization	1,717	536	2,948	1,567	2,180
Income tax benefit	(10,681)	—	(10,681)	—	(10,681)
Change in derivative liabilities	6,518	14	8,774	(7)	6,518
EBITDA	(20,413)	3,525	(21,237)	(12,948)	(181)
Adjustments:
Impairment loss on automotive inventory	—	—	—	11,738
Impairment loss on property and equipment	—	—	—	178
Insurance proceeds	(3,135)	—	(3,135)	(5,615)	(3,135)
Stock-based compensation[1]	24,730	863	26,457	2,425	24,730
Acquisition costs associated with the RideNow Transaction	1,558	—	3,515	—	1,558
Other non-recurring costs	1,448	332	1,651	1,080	1,180
PPP loan forgiveness	(572)	-	(572)	0	(572)
Adjusted EBITDA	$3,616	$4,720	$6,679	$(3,142)	23,580
Less pro forma and other adjustments					(1,351)
Pro Forma EBITDA					22,229

(1)	Stock based compensation includes the vesting of all then outstanding RSU awards upon the closing of the RideNow Transaction.

Investor Relations Contact:

Will Newell

investors@rumbleon.com

Source: RumbleOn, Inc